Exhibit 13.13

Executed Version

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

LOAN AGREEMENT

dated as of August 6, 2021

SUMITOMO MITSUI BANKING CORPORATION

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3.20	Affiliated Persons	26
3.21	Licenses, Permits, Etc	26
3.22	Existing Indebtedness	26
3.23	Foreign Assets Control Regulations, Etc.	27
3.24	Ranking of Obligations	27
3.25	EEA Financial Institutions	27

SECTION 4.	CONDITIONS PRECEDENT	28
4.1	Conditions Precedent	28
4.2	Reserved	29

SECTION 5.	AFFIRMATIVE COVENANTS	29
5.1	Financial Statements	29
5.2	Certificates; Other Information	30
5.3	Payment of Obligations	30
5.4	Conduct of Business; Maintenance of Existence and Investment Company Status; Compliance with Law and Contractual Obligations; Maintenance of Custodian	31
5.5	Maintenance of Property; Insurance	31
5.6	Inspection of Property; Books and Records; Discussions	31
5.7	Notices	31
5.8	Purpose of Loan	32
5.9	Payments Following Default or Event of Default	32

SECTION 6.	NEGATIVE COVENANTS	32
6.1	Financial Condition Covenant	32
6.2	Limitation on Indebtedness	32
6.3	Limitation on Liens	33
6.4	Limitation on Guarantee Obligations	33
6.5	Limitation on Fundamental Changes	33
6.6	Limitation on Distributions	33
6.7	Limitation on Investments, Loans and Advances; Subsidiaries	34
6.8	Limitation on Transactions with Affiliates	34
6.9	Limitation on Negative Pledge Clauses	34
6.10	Limitation on Changes to Investment Policies	34
6.11	Permitted Activities	35
6.12	ERISA	35
6.13	Terrorism Sanctions Regulations	35
6.14	Asset Coverage Ratio Calculation	35

SECTION 7.	EVENTS OF DEFAULT	35

SECTION 8.	RESERVED	37

SECTION 9.	MISCELLANEOUS	37
9.1	Amendments and Waivers	37
9.2	Notices	37

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9.3	No Waiver; Cumulative Remedies	37
9.4	Survival of Representations and Warranties	38
9.5	Payment of Expenses and Taxes; Indemnification	38
9.6	Successors and Assigns; Participations and Assignments	39
9.7	Set-off	40
9.8	Counterparts	40
9.9	Severability	41
9.10	Integration	41
9.11	GOVERNING LAW	41
9.12	Submission To Jurisdiction; Waivers	41
9.13	Acknowledgments	42
9.14	WAIVERS OF JURY TRIAL	42
9.15	Waiver of Conflicts; Confidentiality; Integration	42
9.16	Non-Recourse	43
9.17	PATRIOT Act	43
9.18	Reserved	44
9.19	Lender Representation	44

EXHIBITS:

Exhibit 2.5(b)	Form of Note
Exhibit 9.6(c)	Form of Assignment and Acceptance

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THIS LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Loan Agreement” or “Agreement”), dated as of August 6, 2021 (the “Closing Date” or “Effective Date”), between KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC. (formerly Kayne Anderson MLP/Midstream Investment Company), a Maryland corporation, registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION (“SMBC” or the “Lender”).

WHEREAS, the Borrower is a closed-end registered management investment company under the Investment Company Act of 1940 for which KA Fund Advisors, LLC, a Delaware limited liability company (the “Investment Manager”) acts as investment manager; and

WHEREAS, the Borrower has requested that the Lender make a credit facility available to the Borrower for the purposes and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.       DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR Loans”: Loans made at a rate of interest based upon the Alternate Base Rate.

“Adjusted Total Assets”: as of any date, (a) Total Assets, minus (b) the excess, if any, of (i) the sum, without duplication, of (X) the book value of all Investments of the Borrower in Unrestricted Subsidiaries, plus (Y) the value of all Level 3 Assets of the Borrower, minus (ii) an amount equal to 20% of Total Assets. For purposes of this definition, “Level 3 Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820, Fair Value Measurements and Disclosures), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

“Advisers Act”: the Investment Advisers Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Affected Financial Institution”: any EEA Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(a)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Anti-Terrorism Order”: Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended from time to time.

“Applicable Law”: any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Margin”: at any time, with respect to each Floating Rate Loan, the respective percentage per annum set forth below opposite the respective Asset Coverage Ratio as of the most recent weekly calculation thereof:

	Applicable Margin for	Applicable Margin for ABR
Asset Coverage Ratio	Eurodollar Loans[1]	Loans[1]

Greater than or equal to 350%	130 bps	30 bps

Greater than or equal to 325%, but less than 350%	180 bps	80 bps

Less than 325%	215 bps	115 bps

1.   The Applicable Margin in each instance shall be increased by 50 bps for such time the actual Net Assets are less than the Minimum Net Assets.

“Asset Coverage Ratio”: with respect to the Borrower, the ratio which (i) the value of the Adjusted Total Assets of the Borrower less all liabilities and indebtedness of the Borrower and the Restricted Subsidiaries not represented by Senior Securities, bears to (ii) the aggregate amount of all Senior Securities representing Indebtedness of the Borrower and its Restricted Subsidiaries. For the purposes of calculating the Asset Coverage Ratio, the amount of any liability or indebtedness deducted from Adjusted Total Assets of the Borrower shall be equal to the greater of (x) the outstanding amount of such liability or indebtedness, or (y) the fair market value of all assets securing such liability or indebtedness of the Borrower, provided that with respect to the covered call programs undertaken by the Borrower, in which calls are written on securities owned by the Borrower, the amount of any liability or indebtedness deducted from Adjusted Total Assets of the Borrower shall be equal to the greater of (x) the outstanding liability represented by such covered calls, or (y) the sum of the fair market value of such owned securities up to the value of such outstanding liability plus the fair market value of all other assets securing such covered calls.

“Assignee”: as defined in Section 9.6(c).

“Available Tenor”: as of any date of determination and with respect to the Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of any interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, the Eurodollar Base Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or clause (b) of Section 2.14.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion; provided  further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Lender:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Lender in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lender and the Borrower pursuant to Section 2.14(d); or

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date of the written agreement between the Lender and the Borrower with respect to such Early Opt-in Election.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Borrower”: as defined in the preamble hereto.

“Business Day”: a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date”: as defined in the preamble hereto.

“Closing Date Net Assets”: Net Assets as most recently calculated prior to the Closing Date (but in any event within 10 Days of the Closing Date).

“Code”: the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Portfolio Entities”: Subsidiaries of the Borrower, of which the Borrower owns not less than 80% of the beneficial or equitable interests; all such Subsidiaries, other than Unrestricted Subsidiaries, being organized for the sole purpose of holding portfolio investments consistent with the Borrower’s Investment Policies.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Early Opt-in Election”: if the then-current Benchmark is Eurodollar Base Rate, the occurrence of:

(a)  a notification by the Lender to the Borrower that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)  a joint written election by the Lender and Borrower to trigger a fallback from Eurodollar Base Rate.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Lender”: an entity that is a “Bank” (as defined in the 1940 Act) and is not otherwise prohibited by Section 17 of the 1940 Act from lending to the Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System or bank subject to such Governmental Authority.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate, but in any event not less than a rate of zero, provided that during the continuance of a Benchmark Unavailability Period the interest rate will be determined without reference to the Eurodollar Base Rate, but shall be determined with each Loan being deemed an ABR Loan.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter”: that certain letter agreement dated as of even date herewith between the Lender and the Borrower.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed-Rate”: means a rate per annum equal to 1.735%.

“Fixed-Rate Loan”: has the meaning given to such term in Section 2.1(a).

“Floating Rate Loan”: has the meaning given to such term in Section 2.1(b).

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurodollar Base Rate.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

“Impacted Interest Period”: has the meaning assigned to it in the definition of “Eurodollar Base Rate”.

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) all obligations of such Person under Financing Leases or Interest Rate Agreements or Swap Obligations as calculated daily on a marked-to-market basis in accordance with GAAP, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) all reimbursement obligations of such Person arising out of any letters of credit, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (g) all guaranties and sureties of obligations stated in clauses (a) through (f) above; provided however, “Indebtedness” shall not include obligations under Swap Obligations or Interest Rate Agreements to the extent such obligations do not constitute “indebtedness” under the 1940 Act or otherwise consistent with the regulatory guidance provided by the staff of the Securities Exchange Commission.

“Interest Payment Date”: (i) as to each ABR Loan and each Fixed-Rate Loan, the last day of each calendar month in which such loan is outstanding; provided, however, that, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day; (ii) as to each Eurodollar Loan, at the end of each applicable Interest Period; and (iii) with respect to each Loan, in connection with any prepayment, with respect to interest on the amount of principal prepaid, the date of such prepayment.

“Interest Period”: (a) initially, the period commencing on the Closing Date, with respect to Eurodollar Loans and ending, at the Borrower’s election, one, two, three or six months thereafter; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to Eurodollar Loans and ending (x) one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Lender prior to 11:00 A.M., New York City time, not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans or (y) if no such notice is given, a period of time thereafter equal to the Interest Period then ending, provided that six-month Interest Periods are subject to the ability of the Lender to provide the same; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following: (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day; (2) any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; (3) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 2.6(b) or Section 7); and (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap of other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment”: has the meaning given in Section 6.7 hereof.

“Investment Manager”: as defined in the recitals hereto.

“Investment Policies”: as to the Borrower, the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in the Borrower’s registration statement or Prospectus.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender”: as defined in the preamble hereto.

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBOR Screen Rate”: for any day and time, with respect to any Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement and the Note, if any, and each amendment thereto.

“Loans”: all loans made pursuant to this Agreement; individually, a “Loan”.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or ability to timely perform any of its material obligations under the Loan Documents of the Borrower or (b) the legality, validity, or enforceability of any Loan Document or the rights or remedies of the Lender hereunder or thereunder.

“Maturity Date”: August 6, 2024.

“Minimum Net Assets”: The sum of (x) 50% of Closing Date Net Assets, plus (y) 25% of net proceeds from each common stock equity issuance of the Borrower subsequent to the date of calculation of Closing Date Net Assets.

“Minimum Permitted Ratio”: 300%.

“Moody’s”: Moody’s Investor Service, Inc.

“Net Assets”: Net Assets applicable to common stockholders of the Borrower, as calculated by the Borrower consistent with past practices in accordance with GAAP, and consistently stated on the balance sheets of the Borrower.

“1940 Act”: the Investment Company Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“1933 Act”: the Securities Act of 1933, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Non-Excluded Taxes”: as defined in Section 2.11.

“Non-Recourse Person”: as defined in Section 9.16.

“Note”: as defined in Section 2.5(b).

“Note Purchase Agreement”: collectively, those note purchase agreements among the Borrower and those certain purchasers party thereto with respect to certain senior unsecured notes as outstanding on the Closing Date.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Lender from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of Borrower arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Participant”: as defined in Section 9.6(b).

“Participant Register”: as defined in Section 9.6(b).

“Patriot Act”: United State Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Permitted Secured Indebtedness”: as defined in Section 6.2(e).

“Plan”: at a particular time, any employee benefit plan covered by ERISA which the Borrower maintains.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prospectus”: as to the Borrower at a particular time, shall mean the currently effective prospectus and statement of additional information of the Borrower, as supplemented by semi-annual and annual reports of the Borrower from time to time.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Base Rate, the time determined by the Lender in its reasonable discretion.

“Register”: as defined in Section 2.5(b).

“Regulation T”: Regulation T of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Requirement of Law”: as to any Person, the certificate of incorporation, by-laws, partnership agreement, or other organizational or governing documents of such Person, and any Applicable Law.

“Resolution Authority”: an EEA Resolution Authority.

“Responsible Officer”: any duly appointed officer of the Borrower whose title appears on a list of “Responsible Officers” provided from time to time by the Borrower to the Lender, and accepted by the Lender in its reasonable discretion.

“Restricted Subsidiary”: as of any date, any Subsidiary that is not an Unrestricted Subsidiary.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies.

“Senior Security”: any security classified as a Senior Security under the 1940 Act, including, without limitation, any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including, without, limitation all Loans under this Agreement), and any share of beneficial interest of the Borrower of a class having priority over any other class of shares of the Borrower as to distribution of assets or payment of dividends, including without limitation preferred stock; provided however, that Senior Security shall not include obligations under Swap Obligations or Interest Rate Agreements to the extent not constituting a Senior Security under the 1940 Act or otherwise consistent with the regulatory guidance provided by the staff of the Securities Exchange Commission.

“Senior Securities Representing Indebtedness” and “Senior Securities representing Indebtedness”: any Senior Security other than stock, preferred stock or other equity security.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate”: SOFR.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Lender is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person, a corporation, partnership or other entity (including without limitation Controlled Portfolio Entities) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, except if such shares of stock or other ownership interests are held, or where such management is controlled by such Person acting, solely in a fiduciary capacity entered into in the ordinary course of business.

“Swap Obligation”: as to any person, any net obligation of such person arising out of (i) any “swap agreement” (as defined in Section 101(53B) of the Bankruptcy Code), (ii) any equity derivative transactions such as swap, floor, collar, or cap transactions, (iii) any forward contracts, including foreign exchange transactions, (iv) any option to enter into any of the foregoing or (v) any combination of the foregoing.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice”: a notification by the Lender to the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: the determination by the Lender that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Lender and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Total Assets”: at any time, all assets of the Borrower which in accordance with GAAP would be classified as assets on a balance sheet of the Borrower prepared as of such time; provided, however, that the term Total Assets shall not include (a) equipment, (b) debt or preferred securities owned by the Borrower which are in default, and (c) deferred organizational and offering expenses in the aggregate amount in excess of $14,000,000.

“Total Loan Amount”: means $50,000,000.

“Transferee”: as defined in Section 9.6(f).

“Type”: as to any Loan, its nature as an ABR Loan, a Eurodollar Loan, or a Fixed-Rate Loan.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiaries”: as of any date, (a) each Controlled Portfolio Entity that has become, and remains, an “Unrestricted Subsidiary” pursuant to Section 2.16, and (b) each Subsidiary of each Person described in clause (a) hereof.

“Working Day”: any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in the London interbank eurodollar market.

1.2       Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)       As used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (as consistently applied).

(c)       The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, and Exhibit references are to this Agreement unless otherwise specified.

(d)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3       Interest Rates; LIBOR Notification. The interest rate on the Floating Rate Loans may be determined by reference to Eurodollar Base Rate, or to the Alternate Base Rate, which includes the Eurodollar Base Rate as one of its components. The Eurodollar Base Rate is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on the Floating Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(a) and (b) provide the mechanism for determining an alternative rate of interest. The Lender will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(a) or (b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2.       AMOUNT AND TERMS OF TERM LOANS

2.1           Term Loans.

(a)       Fixed-Rate Term Loan. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (the “Fixed-Rate Loan”) to the Borrower on the Closing Date in a principal amount not to exceed $25,000,000. Amounts repaid on the Fixed-Rate Loan may not be reborrowed.

(b)       Floating Rate Term Loan. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (the “Floating Rate Loan”) to the Borrower on the Closing Date in a principal amount not to exceed $25,000,000. Amounts repaid on the Floating Rate Loan may not be reborrowed. The Floating Rate Loan may consist of Alternate Base-Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein.

2.2           Reserved.

2.3           Reserved.

2.4           Reserved.

2.5           Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loans to the Borrower on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 2.6(b) or Section 7). The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of the Loans to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b)       The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from each of the Loans of the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement (the “Register”). The Lender shall provide a copy of the Register to the Borrower upon request.

(c)       The entries made in the Register maintained pursuant to Section 2.5(b) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of the Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lender in accordance with the terms of this Agreement. In the event of a conflict between the Register and such accounts, the Register shall be rebuttably presumed to be correct.

(d)       The Borrower agrees that, upon the request of the Lender, it will execute and deliver to the Lender a promissory note evidencing the Loans to the Borrower, substantially in the form of Exhibit 2.5(b) with appropriate insertions as to date and principal amount (a “Note”).

2.6           Optional and Mandatory Prepayments. (a) The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, except as set forth in Section 2.6(c) and 2.6(d), upon at least three Working Days’ irrevocable notice (in the case of any Eurodollar Loan) and one Business Day’s irrevocable notice (in the case of any ABR Loan or Fixed-Rate Loan), specifying the date and amount of prepayment, and whether the prepayment is of Eurodollar Loans, ABR Loans, the Fixed-Rate Loan, or if a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and may only be made, if after giving effect thereto, Section 2.9 shall not have been contravened.

(b)       If, at any time, either (A) the Asset Coverage Ratio of the Borrower shall be less than the Minimum Permitted Ratio, or (B) the aggregate amount of all Indebtedness of the Borrower (including, without limitation, the Loans made to the Borrower) then outstanding exceeds the limits provided in the Borrower’s Prospectus, then, in each case within thirty-five (35) calendar days thereafter, the Borrower shall repay the Loans and/or other Indebtedness to the extent necessary to ensure that (x) the Borrower’s Asset Coverage Ratio after such payments is in compliance with this Agreement or (y) the aggregate amount of all Indebtedness of the Borrower then outstanding does not after such payments exceed such limits provided in the Borrower’s Prospectus, as the case may be.

(c)       In the event that any prepayment of any Eurodollar Loan is required or permitted on a date other than the last day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 2.15 hereof.

(d)       In the event that any prepayment of the Fixed-Rate Loan is required or permitted on a date other than the Maturity Date, the Borrower shall indemnify Lender therefor in accordance with Section 2.15 hereof.

2.7           Interest Rates and Payment Dates.

Subject to Section 2.14:

(a)       Any Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

(b)       Any ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c)       Any Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate.

(d)       Upon (i) the occurrence and continuance of any Event of Default specified in Section 7(e) or (ii) notice given by the Lender to the Borrower of any other Event of Default (following the occurrence and during the continuance of such Event of Default), any principal of the Loans outstanding to the Borrower shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.7(a), (b), or (c), as applicable, plus 2% per annum. If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal to the last day of any Interest Period then applicable thereto, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) otherwise, the rate described in paragraph (b) or (c) of this Section 2.7  plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)       Interest on the Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to the second sentence of paragraph (d) of this Section 2.7 shall be payable from time to time on demand.

2.8           Computation of Interest. (a) Interest shall be calculated on the basis of a 360-day year for the actual days elapsed; provided that interest on ABR Loans shall be calculated on the basis of a 365/366-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(b)       Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 2.8(a).

2.9           Reserved.

2.10         Requirements of Law. (a) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (in each case after the date hereof) of any Governmental Authority regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount determined by the Lender to be material, then from time to time, the Borrower shall promptly, and in any event within ten Business Days of receipt of notice thereof from the Lender, pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “change in any Requirement of Law”, regardless of the date enacted, adopted or issued, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in any Requirement of Law” regardless of the date enacted, adopted, issued or implemented.

(b)       If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled by providing a certificate setting forth in reasonable detail the basis for the claim for additional amounts, the amounts required to be paid by the Borrower to the Lender, and the computations made by the Lender to determine the amounts; provided that the Lender shall not be required to disclose any confidential information. Such certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof, to a maximum additional period of one year.

(d)       The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) with respect to the Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender and in the Lender’s sole discretion) to avoid or mitigate any additional amounts payable to the greatest extent practicable (including transferring the Loans affected by such event to another lending office), unless in the sole opinion of the Lender, such efforts would result in the Lender (or its lending office) suffering an economic, legal or regulatory disadvantage. Nothing in this clause (d) shall affect or postpone any of the obligations of the Borrower or the rights of the Lender provided in this Section 2.10.

(e)       The agreements in this Section shall survive termination of this Agreement and repayment of the Loans and all amounts payable hereunder.

2.11         Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding all present and future income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note), and any U.S. federal withholding taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender that is organized under the laws of a jurisdiction outside the United States of America if the Lender fails to comply with the requirements of paragraph (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(b)       The Lender shall:

(i)       deliver to the Borrower prior to any payments being made under this Agreement or the Notes an Internal Revenue Service Form or W-9, or successor form;

(ii)       deliver to the Borrower two further properly completed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

(iii)       obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Lender from lawfully completing and delivering any such form with respect to it and the Lender so advises the Borrower. The Lender shall certify that it is entitled to an exemption from United States backup withholding tax.

(c)       If a payment made to the Lender under this Agreement or any Notes would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine whether the Lender has or has not complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.11(c), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(d)       The agreements in this Section shall survive termination of this Agreement and repayment of the Loans and all amounts payable hereunder.

2.12         Change of Lending Office. If the Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.11, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder if, in the judgment of the Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation.

2.13         Conversion and Continuation Options. (a) Any Eurodollar Loan may be converted to an ABR Loan by giving the Lender notice of such election not later than the third Working Day prior to the last day of such Interest Period, unless there shall have occurred and be continuing a Default or Event of Default, provided that such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any ABR Loan may be converted to a Eurodollar Loan by giving the Lender notice of such election not later than the third Working Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default.

(b)       All Eurodollar Loans shall be continued as such upon the expiration of the then current Interest Period with respect thereto in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurodollar Loan may be continued as such after the date that is one month prior to the Maturity Date.

2.14         Alternate Rate of Interest.

(a)       Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lender without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(b)       Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Lender has delivered to the Borrower a Term SOFR Notice. For the avoidance of doubt, the Lender shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(c)       In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)       The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)       Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)       Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.15         Indemnity. (a) The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (ii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iii) the making by the Borrower of a prepayment (whether such prepayment is voluntary, optional, mandatory or upon acceleration of the Loans) of any Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, or (iv) in connection with terminating, transferring, entering into an offsetting hedging transaction with respect to or otherwise disposing of any hedging arrangements, including an interest rate swap transaction, that the Lender may have entered into in connection with the Fixed Rate Loan, in each case above including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder for one year.

(b)       When demanding payment pursuant to this Section, the Lender shall provide to the Borrower a certificate, signed by an officer of the Lender, setting forth in accordance with the standard practice of the Lender the amount required to be paid by Borrower to the Lender. Such certificate shall be conclusive in the absence of manifest error.

2.16         Unrestricted Subsidiaries. The Borrower may:

(a)       At any time and from time to time designate any Controlled Portfolio Entity as an Unrestricted Subsidiary by delivery to the Lender of a notice therefor in form and substance reasonably satisfactory to the Lender, which notice shall set forth the effective date of such designation (which effective date shall be not less than five (5) Business Days after the receipt of such notice by the Lender), and shall include: a pro forma calculation of the Asset Coverage Ratio to be in effect following such designation’s effectiveness, and shall state that each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such effective date; and provided that on such effective date no Default shall have occurred or would result from such designation, such designation shall be and become effective; and

(b)       At any time and from time to time propose the withdrawal of the designation of any Controlled Portfolio Entity as an Unrestricted Subsidiary by delivery to the Lender of a notice therefor in form and substance reasonably satisfactory to the Lender, which notice shall set forth the proposed effective date of such designation (which effective date shall be not less than five (5) Business Days after the receipt of such notice by the Lender), shall include a pro forma calculation of the Asset Coverage Ratio to be in effect following such designation’s effectiveness, and shall state that each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such effective date, and provided that on such effective date no Default shall have occurred or would result from such withdrawal, such withdrawal shall be and become effective.

SECTION 3.       REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

3.1           Financial Condition. The statement of assets and liabilities as of the Borrower’s most recently ended fiscal year for which annual reports have been prepared and the related statements of operations and of changes in net assets for the fiscal year ended on such date, copies of which financial statements, certified by the independent public accountants for the Borrower, have heretofore been delivered to the Lender, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period, in conformity with GAAP (as consistently applied).

3.2           No Change. Since the date of the statement of assets and liabilities for the most recently ended fiscal year for which annual reports have been prepared for the Borrower, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.3           Existence; Compliance with Law. The Borrower and each of its Restricted Subsidiaries is (a) an organization duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including, without limitation, the 1940 Act and the 1933 Act) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The shares of the Borrower have been validly authorized.

3.4           Power; Authorization; Enforceable Obligations. The Borrower has the power and authority and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party including, without limitation, receiving the approval of the majority of the independent members of the Board of Trustees or board of directors of the Borrower as to entering into the transactions contemplated hereby. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party other than those that have been obtained. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5           No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (including, without limitation, the 1940 Act) or Contractual Obligation of the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6           No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues, including, without limitation, against any of its Subsidiaries, (i) with respect to the authorization, legality, validity, or enforceability of any Loan Document or the rights or remedies of the Lender hereunder or thereunder, or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7        No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Requirement of Law or Contractual Obligations in any respect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8        Ownership of Property; Leases; Liens. Each of the Borrower and its Restricted Subsidiaries has good title to all its property except for defects which could not reasonably be expected to result in a Material Adverse Effect, and its property is not subject to any Lien except as permitted by Section 6.3. All material leases of the Borrower and each of its Restricted Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

3.9        No Burdensome Restrictions. No Requirement of Law applicable to, or Contractual Obligation of, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.10     Taxes. The Borrower and each of its Subsidiaries (other than any Unrestricted Subsidiary that is not consolidated into the Borrower’s tax returns) has filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); as of the date hereof, the Borrower has not been subject to a Federal income tax audit other than with respect to the tax year ended in 2004, (which audit has been closed); as of the date hereof, no tax Lien or Liens have been filed which at any one time aggregate in excess of One Hundred Thousand ($100,000) Dollars, and, to the knowledge of the Borrower, as of the date hereof, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11       Margin Stock; Federal Regulations. If requested by the Lender from time to time, the Borrower will furnish to the Lender a statement and current list of the assets of the Borrower in conformity with the requirements of Form FR U-1 referred to in said Regulation U. Other than the furnishing of such statement and such list, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery of this Agreement and the making of the Loans hereunder, and such execution and delivery of this Agreement and making of the Loans is in compliance therewith.

3.12      ERISA. Neither the Borrower nor any ERISA Affiliate is currently or has at any time maintained or established a Plan. Neither the Borrower nor any ERISA Affiliate is currently or has at any time been a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to a Plan.

3.13      Certain Restrictions. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System and the 1940 Act) which limits its ability to incur Indebtedness. The Borrower is not party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other agreement (including, without limitation, its charter or other organizational document) (other than the Note Purchase Agreement, or any agreement evidencing Indebtedness incurred pursuant to and in accordance with Section 6.2(d)), which limits its ability to incur Indebtedness.

3.14      Subsidiaries. The Borrower has no direct Subsidiaries (other than Controlled Portfolio Entities and Subsidiaries of Unrestricted Subsidiaries), and no equity investment or interest in any other Person, other than investments made or interests purchased in the ordinary course of business.

3.15      Registration of the Borrower. The Borrower is registered as a non-diversified, closed-end, management investment company under the 1940 Act. The Investment Manager is registered as an investment adviser under the Advisers Act, and is the Borrower’s investment manager.

3.16      Offering in Compliance with Securities Laws. The Borrower has issued all of its securities pursuant to an effective registration statement on Form N-2 or otherwise in accordance with all Federal and State securities laws applicable thereto in all material respects.

3.17      Investment Policies. The Borrower is in compliance in all material respects with all of its fundamental Investment Policies.

3.18      Permission to Borrow. The Borrower is permitted to borrow hereunder pursuant to the limits and restrictions set forth in its Prospectus and registration statement.

3.19      Accuracy of Information; Electronic Information. (a) (i) All factual information furnished on or prior to the date hereof by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Lender) is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Lender) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and to the extent such information was furnished to the Lender on or prior to the date hereof, as of the date of execution and delivery of this Agreement by the Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading; provided, however, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(ii)       The information included in any Beneficial Ownership Certification provided to the Lender in connection with this Agreement is true and correct in all respects.

(b)       The Borrower agrees that the Lender shall not be liable to the Borrower for any damages arising from its use of information or other materials obtained through electronic transmission systems which is incorrect or incomplete because of an electronic transmission error.

3.20      Affiliated Persons. To the best knowledge of the Borrower, the Borrower, together with its respective Affiliates, is not an “Affiliated Person” (as defined in the 1940 Act) of the Lender.

3.21      Licenses, Permits, Etc. Each of the Borrower and its Restricted Subsidiaries owns or possess all material licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights or others, except for those conflicts that, individually or in the aggregate, could not reasonably have a Material Adverse Effect.

3.22       Existing Indebtedness. Neither the Borrower nor any of its Restricted Subsidiaries is in default, which has not been waived or cured, in the payment of any principal or interest on any Indebtedness of the Borrower or such Restricted Subsidiary, and no event or condition exists with respect to any Indebtedness of the Borrower or any of its Restricted Subsidiaries the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

3.23      Foreign Assets Control Regulations, Etc.

(a)       None of the execution, delivery or performance of any Loan Document, the issuance of any Notes, or the use of proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling or successor legislation or executive order relating thereto.

(b)       Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, nor to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (ii) engages in any dealings or transactions with any such Sanctioned Person including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(c)       No part of the proceeds from any of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any enabling or successor legislation or executive order relating thereto, assuming in all cases that such Act, legislation or executive order applies to the Borrower.

(d)       The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower its directors and agents, are in compliance with such laws, rules, and regulations concerning or relating to Anti-Corruption Laws and applicable Sanctions in all material respects.

3.24         Ranking of Obligations. The Borrower’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.

3.25         EEA Financial Institutions. Neither the Borrower nor any of its Restricted Subsidiaries is an EEA Financial Institution.

SECTION 4.       CONDITIONS PRECEDENT

4.1           Conditions Precedent. The agreement of the Lender to make Loans hereunder and the effectiveness of this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent, which conditions precedent apply to and shall be satisfied by the Borrower:

(a)       Executed Agreement; Fees. The Lender shall have received this Agreement fully executed and delivered by all other parties thereto, including, without limitation, by a duly authorized officer of the Borrower. The Lender shall have received the payment of all fees described herein and in the Fee Letter.

(b)       Related Agreements. The Lender shall have received true, correct and complete copies, certified as to authenticity by the Borrower, of (i) the Borrower’s most recent Prospectus, Registration Statement, Investment Advisory Agreement, Custody Agreement, Administration Agreement and Transfer Agency Agreement, (ii) the Borrower’s most recent annual and semi-annual financial reports, (iii)       the Note Purchase Agreement and all documents, opinions, instruments or agreements executed or delivered in connection therewith or pursuant thereto and (iv) such other documents or instruments as may be reasonably requested by the Lender, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

(c)       Proceedings of the Borrower. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the board of directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(d)       Incumbency Certificate. The Lender shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, executed by the Secretary or any Assistant Secretary of the Borrower, satisfactory in form and substance to the Lender.

(e)       Organizational Documents. The Lender shall have received true, correct and complete copies of the charter or certificate, as the case may be, and by-laws of the Borrower, certified as of the Closing Date as true, correct and complete copies thereof by the Secretary or an Assistant Secretary of the Borrower.

(f)       Legal Opinions. The Lender shall have received the executed legal opinion of counsel to the Borrower (which shall not be an “Accord” opinion) in form and substance satisfactory to the Lender and its counsel. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

(g)       Financial Information. The Lender shall have received the most recent publicly available financial information (which includes a list of portfolio securities) for the Borrower.

(h)       Know Your Customer. The Lender shall have received the documents reasonably requested by it to satisfy its know-your-customer obligations with respect to its execution and delivery of this Agreement and the performance of its obligations hereunder.

(i)       Beneficial Ownership Certification. At least five (5) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered, to the Lender, a Beneficial Ownership Certification in relation to such Borrower.

(j)       Regulation U; Forms U-1. The Lender shall be satisfied that the Loans and the use of proceeds thereof comply in all respects with Regulation U. To the extent required by Regulation U, the Lender shall have received a copy of either (i) Form FR U-1, duly executed and delivered by the Borrower, in form acceptable to the Lender, or (ii) a current list of the assets of the Borrower (including all Margin Stock from the Borrower), in form acceptable to the Lender and in compliance with Section 221.3(c)(2) of Regulation U.

(k)       Maximum Borrowing Limitation. Immediately prior to and immediately after giving effect to the proposed Loans to be made, the Borrower’s Asset Coverage Ratio shall not be less than 325% and the Borrower shall provide the Lender with a pro forma calculation of the Asset Coverage Ratio taking into effect the proposed Loans (using Net Asset values as calculated within 10 Days of the Closing Date); and in each case the Borrower shall not have violated any Requirements of Law or exceeded the borrowing limits set forth in its Prospectus or registration statement.

4.2           Reserved.

SECTION 5.       AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any amount is owing by it to the Lender hereunder or under any other Loan Document, it shall:

5.1           Financial Statements. Furnish to the Lender:

(a)       as soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower as at the end of such fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a statement of portfolio of investments as at the end of such fiscal year and the per share and other data for such fiscal year prepared in accordance with GAAP (as consistently applied) and all regulatory requirements, and all presented in a manner acceptable to the Securities and Exchange Commission or any successor or analogous Governmental Authority and accompanied by an opinion thereon of PricewaterhouseCoopers or any other independent certified public accountants of recognized standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and that their results of operations have been prepared in conformity with GAAP, consistently applied.

(b)       as soon as available and in any event within 60 days after the close of the first six-month period of each fiscal year of the Borrower, a statement of assets and liabilities as at the end of such six-month period, a statement of operations for such six-month period, a statement of changes in net assets for such six-month period and a portfolio of investments as at the end of such six-month period, all prepared in accordance with regulatory requirements and GAAP (subject to normal year-end adjustments and consistently applied) and certified by a Responsible Officer that such statements are prepared in accordance with GAAP consistently applied;

(c)       as soon as available and in any event within 60 days after the close of each fiscal quarter of the Borrower, a statement of assets and liabilities as at the end of such quarter, a statement of operations for the year-to-date period for such quarter, a statement of changes in net assets for the year-to-date period for such quarter and a portfolio of investments as at the end of such quarter, all prepared in accordance with regulatory requirements and GAAP (subject to normal year-end adjustments and consistently applied) and certified by a Responsible Officer that such statements are prepared in accordance with GAAP consistently applied; and

(d)       as soon as available, but in any event not later than 10 days after the end of each month of each fiscal year of the Borrower, the net asset value sheet of the Borrower as at the end of such month, in the form and detail similar to those customarily prepared by the Borrower’s management for internal use and reasonably satisfactory to the Lender, certified by a Responsible Officer as being fairly stated in all material respects;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2           Certificates; Other Information. Furnish to the Lender:

(a)       concurrently with the delivery of the financial statements and information referred to in Sections 5.1(a), (b) and (c), a certificate of a Responsible Officer stating that (i) to the best of such Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and (ii) no Default or Event of Default has occurred and is continuing except as specified in such certificate;

(b)       within fifteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its investors, and within five Business Days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority other than those filings otherwise required to be delivered under Section 5.1 hereof;

(c)       as soon as available, but in any event not later than ten days after the end of each quarter, a certificate of a Responsible Officer showing in reasonable detail the calculations supporting the Borrower’s compliance with Section 6.1 and Section 6.7(b);

(d)       as soon as available, but in any event not later than one day after such calculation is made, a certificate of a Responsible Officer showing in reasonable detail calculation of the Borrower’s Asset Coverage Ratio, including without limitation showing in reasonable detail the calculation of Adjusted Total Assets. The Borrower shall calculate its Asset Coverage Ratio on a weekly basis;

(e)       promptly following the execution thereof, copies of any amendments, restatements, supplements or other modifications to the Note Purchase Agreement or any document, opinion, instrument or agreement executed or delivered in connection therewith or pursuant thereto; and

(f)       promptly, such additional financial and other information as the Lender may from time to time reasonably request, including, without limitation, copies of all changes to the Prospectus and registration statement, and organizational documents, and information about the Borrower’s Subsidiaries, provided that in the case of Unrestricted Subsidiaries which is obtainable by the Borrower using commercially reasonable efforts.

For the avoidance of doubt, any certifications required to be made by a Responsible Officer pursuant to Section 5.1 or this Section 5.2 that are required to be delivered on the same day may, but need not, be delivered by incorporating such certifications into a single certificate. In addition, to the extent two or more subsections of Section 5.1 or this Section 5.2 require delivery of the same certification, information or other deliverable, the delivery of one copy of such certification, information or other deliverable shall satisfy the requirements of all such subsections.

5.3           Payment of Obligations. Pay, discharge or otherwise satisfy, and cause each of its Restricted Subsidiaries to pay discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

5.4           Conduct of Business; Maintenance of Existence and Investment Company Status; Compliance with Law and Contractual Obligations; Maintenance of Custodian. Continue to engage in its investment business in accordance with its Investment Policies, Prospectus and registration statement, as such may be supplemented or amended from time to time, and preserve, renew and keep in full force and effect its and its Restricted Subsidiaries’ existence, and take all reasonable action to maintain all of its and its Restricted Subsidiaries’ licenses, certificates, permits, rights, privileges and franchises necessary or desirable in the normal conduct of its or its respective Restricted Subsidiary’s business; comply with, and cause its Subsidiaries to comply with, all Contractual Obligations and Requirements of Law (including, without limitation, Regulations U and X and other applicable regulations of the Board of Governors of the Federal Reserve System) except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain at all times its status as non-diversified, closed-end an investment company registered under the 1940 Act; maintain at all times a custodian which is a bank or trust company organized under the laws of the United States or a political subdivision thereof having assets of at least $10,000,000,000 and a long-term debt or deposit rating of at least A from S&P or A2 from Moody’s.

5.5           Maintenance of Property; Insurance. Keep, and cause its Restricted Subsidiaries to keep, all property useful and necessary in its business, if any, in good working order and condition, normal wear and tear excepted; maintain for itself and its Restricted Subsidiaries with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customarily insured against in the same general area by entities engaged in the same or similar business or as may otherwise be required by the Securities and Exchange Commission or any successor or analogous Governmental Authority (including, without limitation, (i) fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the 1940 Act or any successor provision and (ii) errors and omissions insurance); and furnish to the Lender, upon written request, full information as to the insurance carried.

5.6           Inspection of Property; Books and Records; Discussions. Keep, and cause each of its Subsidiaries to keep, proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of the Borrower’s properties and examine and make abstracts from any of its books and records during normal business hours and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants; provided that, unless a Default or an Event of Default shall have occurred and be continuing, the Lender shall provide the Borrower with five (5) Business Days’ prior notice of such visits and shall only conduct such visit at most twice a year.

5.7           Notices. Promptly give notice to the Lender of:

(a)       the occurrence of any Default or Event of Default;

(b)       any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)       any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries in which the amount reasonably determined to be at risk is more than 5% of the Borrower’s net assets and not covered by insurance or in which injunctive or similar relief is sought;

(d)       any change in the Borrower’s Prospectus or registration statement involving Investment Policies;

(e)       any development or event which could reasonably be expected to have a Material Adverse Effect on the Borrower;

(f)       any amendments, restatements, supplements or other modification to the Note Purchase Agreement or any document, opinion, instrument or agreement executed or delivered in connection therewith or pursuant thereto; and

(g)       any change in the Borrower’s custodian.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.8           Purpose of Loans. Use the proceeds of the Loans for general corporate purposes of the Borrower as an investment company registered under the 1940 Act. Without limiting the foregoing, the Borrower will not, directly or indirectly, use any part of such proceeds for any purpose which would violate any provision of its registration statement or any applicable statute, regulation, order or restriction.

5.9           Payments Following Default or Event of Default. During the continuation of any Default or Event of Default, the Borrower shall make payments with respect to the Loans and other amounts outstanding under this Agreement not less than pro rata with payments of all principal amounts of any unsecured borrowings of the Borrower, calculated in accordance with principal amounts outstanding.

SECTION 6.       NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any amount is owing by it to the Lender hereunder or under any other Loan Document, it shall not, without the prior written consent of the Lender, directly or indirectly:

6.1           Financial Condition Covenant. Permit the Asset Coverage Ratio to be less than the Minimum Permitted Ratio; or in each case allow Indebtedness of the Borrower to exceed the limits set forth in the Borrower’s Prospectus or registration statement or allow Indebtedness to exceed the requirements of the 1940 Act.

6.2           Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except Indebtedness of the Borrower or such Restricted Subsidiary incurred: (a) under the Loan Documents, (b) in the form of reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that constitute “Indebtedness” entered into primarily for investment purposes which have the effect of borrowing, provided that the notional value of all such reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that constitute “Indebtedness” entered into primarily for investment purposes which have the effect of borrowing shall not exceed $50 million at any time; and provided further that reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that do not constitute “Indebtedness” shall be marked to market on a daily basis with any assets or liabilities, as applicable, resulting therefor added or deducted, as applicable, from Adjusted Total Assets and thereby reflected in the Asset Coverage ratio, (c) pursuant to the Note Purchase Agreement, (d) any additional unsecured Indebtedness that the Borrower may issue from time to time provided that the Asset Coverage Ratio is greater than 350% at the time of issue taking into account such issuance, and no Default or Event of Default is then existing or would be caused thereby and Borrower has certified the same to the Lender, and provided  further that the net proceeds (after payment of premium, fees and expenses) of such issuances not used to refinance then existing unsecured indebtedness shall be used to repay the Loans and other amounts due under this Agreement until paid in full, provided such 350% condition precedent and use of proceeds requirement may be waived with the Lender’s consent, or (e) secured Indebtedness the aggregate principal amount of which is not outstanding for more than 60 days and which does not exceed five percent (5%) of the Borrower’s Total Assets at the time of incurrence of such Indebtedness (“Permitted Secured Indebtedness”); and, in each case, which is not otherwise prohibited by law, is in the ordinary course of business, and is not in contravention of the Borrower’s Prospectus and in the case of Section 6.2(a), (c), (d) and (e) is reflected properly as Senior Securities representing Indebtedness of the Borrower in the calculation of the Asset Coverage Ratio. Notwithstanding anything to the contrary contained in this Agreement, no Indebtedness of Unrestricted Subsidiaries shall be recourse to the Borrower or Restricted Subsidiaries.

6.3           Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, except for (a) Liens securing Permitted Secured Indebtedness, which Liens are upon specific identified assets of the Borrower which are placed in a segregated account and are generally representative of the assets of the Borrower taken as a whole in credit quality, and, (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such Restricted Subsidiary in conformity with GAAP, (c) Liens arising in connection with claims for customary fees and expenses, and for advances made by or payments due to the custodian, under the Borrower’s Custody Agreement, (d) Liens created, incurred, assumed or suffered to exist in compliance with the Prospectus and registration statement of the Borrower in the ordinary course of the Borrower’s business, (e) liens upon collateral valued at up to $50 million at any time granted in connection with reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions that constitute “Indebtedness” entered into primarily for investment purposes which have the effect of borrowing, or (f) Liens created under any of the Loan Documents.

6.4           Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist (a) any material Guarantee Obligation of the Borrower or any of its Restricted Subsidiaries, except as may occur in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law, or (b) any Guarantee Obligation of the Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of Unrestricted Subsidiaries.

6.5           Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, unless no Default or Event of Default shall have occurred and be continuing or be caused by such merger, consolidation or amalgamation, the Borrower is the surviving entity of such merger, consolidation or amalgamation and the Investment Manager remains the investment manager of the Borrower; liquidate, wind up or dissolve (or suffer any liquidation or dissolution); convey, sell, lease, assign, transfer or otherwise dispose of all of the property, business or assets of the Borrower in a single transaction or in related transactions; or make any material change in its present method of conducting business.

6.6           Limitation on Distributions. Make or set apart for payment any distribution or dividend (other than a dividend or distribution paid in shares of, or options, warrants, or rights to subscribe for, or purchase, common shares or other shares of capital stock of the Borrower) to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower if after giving effect to such distribution or dividend a Default or Event of Default would then exist; provided however, that dividends may be paid to preferred shareholders of the Borrower if (x) the Loans and any other Senior Securities Representing Indebtedness have an asset coverage (as determined in accordance with Section 18h of the 1940 Act as in effect as of the Closing Date) of at least 200% at the time the dividend is set apart for payment after deducting the amount of such dividend and (y) the amount of dividends set apart for payment during the cure period does not exceed $250,000 (asset coverage ratios for this Section 6.6 may be calculated on the basis of values calculated as of a time within 48 hours next preceding the time of such determination). Notwithstanding the foregoing sentence, during the occurrence and continuation of an Event of Default specified in paragraphs (a) or (e) of Section 7, including without limitation arising due to any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b), the Borrower shall not make any distribution or dividend to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower. Notwithstanding the foregoing, nothing herein shall prevent the Borrower from making distributions that are required by any other Requirement of Law.

6.7           Limitation on Investments, Loans and Advances; Subsidiaries.

(a)       Make, or permit any of its Restricted Subsidiaries to make, any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of or make any other investment (each such advance, loan, extension, contribution, purchase or investment, an “Investment”) in, any Person, except those not inconsistent with the Borrower’s Investment Policies.

(b)       Notwithstanding any other provision hereof to the contrary, make, or permit any of its Restricted Subsidiaries to make, any Investment in any Person (including, without limitation, a single master limited partnership) if the aggregate amount of all Investments in such Person exceeds, at the time of such Investment, fifteen percent (15%) of the Borrower’s Total Assets.

6.8           Limitation on Transactions with Affiliates. Enter into, or permit any of its Restricted Subsidiaries to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Agreement and not in violation of the 1940 Act, and (b) in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business.

6.9           Limitation on Negative Pledge Clauses. Enter into, or permit any of its Restricted Subsidiaries to enter into, with any Person any agreement which prohibits or limits the ability of the Borrower or such Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) the Loan Documents, (b)       the Note Purchase Agreements, (c) the provisions of certain series of mandatory redeemable preferred shares issued by the Borrower, (d) the Institutional Account Agreement for Introduced Accounts, dated as of September 27, 2004 between the Borrower and Bear, Sterns Securities Corp. (the successor of which is an Affiliate of JPMorgan) and any other similar prime brokerage, margin lending or custody agreements entered into in the ordinary course of the Borrower’s business, (e) except as may occur in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law, or (f) in connection with Indebtedness permitted by the provisos of Section 6.2(d) hereof.

6.10 Limitation on Changes to Investment Policies. Except as may be required by law, make any amendment to the Prospectus or registration statement of the Borrower relating to changes in the Borrower’s fundamental Investment Policies without the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

6.11         Permitted Activities. Permit any of its Restricted Subsidiaries to engage in any business or activity other than holding portfolio investments consistent with the Borrower’s Investment Policies.

6.12        ERISA. Establish, maintain or be obligated, or permit any ERISA Affiliate to establish, maintain or be obligated, in respect of a Plan.

6.13         Terrorism Sanctions Regulations . Become, or permit any of its Subsidiaries to become, a Sanctioned Person, including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or engage, or permit any of its Subsidiaries to engage, in any dealings or transactions with any such Sanctioned Person, including a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti -Terrorism Order, or use the proceeds of any Loan or other transaction contemplated by this Agreement in violation of Anti-Corruption Laws or applicable Sanctions.

6.14         Asset Coverage Ratio Calculation. Change the frequency with which it calculates or publishes its Asset Coverage Ratio, except if it is to increase the frequency.

SECTION 7.       EVENTS OF DEFAULT

If any of the following events shall occur and be continuing (each an “Event of Default”):

(a)       The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, including, without limitation, any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)       Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)       The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a)       and (b) of this Section), and such default shall continue unremedied for a period of thirty (30) days or, solely in the case of such default arising under Sections 5.4, 5.7, 5.8, 6.5 or 6.7 hereof, five (5) Business Days, or solely in the case of such default arising under Section 6.1 hereof, thirty-five (35) Business Days, provided for such defaults arising under Sections 6.11, 6.12 and 6.13 hereof, there shall be no period of remedy; or

(d)       The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans), Swap Obligation or in the payment of any Guarantee Obligation, beyond the grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness, Swap Obligation or Guarantee Obligation was created; or (ii) after the satisfaction or expiration of any notice requirement and grace period pertaining thereto, default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Obligation or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or Swap Obligation (or a Trust or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness or Swap Obligation to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided that no Event of Default shall occur under this Section 7(d) if the aggregate liability in respect of such Indebtedness, Swap Obligation or Guaranty Obligation is less than $5,000,000; or

(e)       (i) The Borrower shall commence any case, proceeding or other action with respect to itself (A) under any then Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains unvacated, undischarged, unstayed or unbonded pending appeal within sixty (60)       days from the entry thereof; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)       Either the Borrower or any Commonly Controlled Entity of the Borrower incurs any liability to any Plan which would reasonably be expected to have a Material Adverse Effect on the Borrower; or

(g)       One or more final judgments or decrees shall be entered against the Borrower of any of its Restricted Subsidiaries involving in the aggregate a liability (not fully covered by insurance or otherwise paid or discharged) equal to or exceeding $5,000,000, which judgment(s) remain unsatisfied for at least sixty (60) days; or

(h)       Either the Investment Manager or an Affiliate thereof shall no longer act as investment manager for the Borrower; or

(i)       The Borrower shall cease to be registered under the 1940 Act (or proceedings for such purpose shall have been instituted); or

(j)       The Borrower shall fail to materially comply with its fundamental Investment Policies in a manner which the Lender, in its sole discretion, determines could reasonably be expected to have a Material Adverse Effect; or

(k)       The Borrower shall fail to materially comply with the 1940 Act; or

(l)       The Borrower’s Asset Coverage Ratio shall at any time be less than 200%;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) of this Section with respect to the Borrower, automatically the Loans hereunder made to the Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower shall immediately become due and payable, and (B) if such event is any other Event of Default with respect to the Borrower, the Lender may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.       RESERVED

SECTION 9.       MISCELLANEOUS

9.1           Amendments and Waivers. Subject to Sections 2.14(a), (b) and (c), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified unless such amendment, supplement or modification is evidenced in a writing executed by the Lender and the Borrower.

9.2            Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which writing may be in the form of a facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when transmitted, with written confirmation of transmission obtained, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:	To the Lender:

KA Fund Advisors, LLC	Sumitomo Mitsui Banking Corporation
811 Main Street, 14th Floor	277 Park Avenue
Houston, TX 77002	New York, NY 10172
Attention: Terry A. Hart	Attention: Shane Klein
Facsimile: 713-655-7359	Facsimile: 212-224-4384
Email: shane_klein@smbcgroup.com

With a copy to:

Moore & Van Allen
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Todd Ransom
Facsimile: 704-378-2034
Email: toddransom@mvalaw.com

provided that any notice, request or demand to or upon the Lender pursuant to Section 2.6 or 2.13(a) shall not be effective until received.

9.3           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5         Payment of Expenses and Taxes; Indemnification, Etc. (a) The Borrower agrees (i) to reimburse the Lender for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, and (ii) to reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement with respect to the Borrower, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.

(b)       Limitation of Liability. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Lender, and any Related Party (each such Person a “Lender-Related Person”) for any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.5(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)       Indemnity. The Borrower agrees to indemnify and hold the Lender harmless, from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents with respect to the Borrower, and to indemnify and hold the Lender (and its respective affiliates, directors, officers, agents and employees (collectively with the Lender, the “Indemnified Parties”)) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, reasonable costs, reasonable out-of-pocket expenses or disbursements of any kind or nature whatsoever (including but not limited to reasonable attorney’s fees and settlement costs) arising directly or indirectly from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, from the Borrower’s use of proceeds, from failure of the Borrower to comply with rules, regulations and laws regarding the business of mutual funds, from false or incorrect representations or warranties or other information provided in connection with this Agreement, or from failure of the Borrower to comply with covenants in a timely manner (all the foregoing in this Section 9.5(c), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from (A) with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party as finally determined in a nonappealable judgment by a court of competent jurisdiction, or (B) with respect to any such Indemnified Party, the failure of such Indemnified Party (and its Affiliates) to comply with any Requirement of Law.

(d)       Payments. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor (which demand shall include a statement describing in reasonable detail the basis for making such demand).

(e)       The agreements in this Section 9.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.6           Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party; provided that, if an Event of Default under Section 7(a) or 7(e) has occurred and is occurring, the Lender may assign or transfer its rights or obligations without the prior written consent of the Borrower.

(b)       The Lender may, in the ordinary course of its commercial banking business and in accordance with Applicable Laws, at any time sell to one or more Persons (other than natural Persons (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural Person), Borrower or Borrower’s Affiliates and Subsidiaries) as permitted by law (“Participants”) participating interests in any Loan owing to the Lender, any interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that (i) the Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) of the proviso in Section 9.1 without the consent of the Participant and (ii) the Participant may obtain voting rights limited to changes in respect of the principal amount, interest rates, fees and term of the Loans. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by Applicable Laws, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Loan outstanding from time to time as if it was the Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred. If the Lender sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Agreement (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)       In accordance with Section 9.6(a), if an Event of Default under Section 7(a) or 7(e) has occurred and is occurring, the Lender may assign to an Eligible Lender (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit 9.6(c), executed by such Assignee and the Lender; provided, however, that any such assignment must be in amount of at least $1,000,000 (or, in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender’s rights and obligations under this Agreement, all of such lesser amount). Upon such execution, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of the Lender hereunder, and (y) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement.

(d)       The Borrower authorizes the Lender to disclose to any Participant, Assignee or permitted successor or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in the Lender’s possession concerning the Borrower and its Affiliates which has been delivered to the Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower in connection with the Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(e)       For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Loan or Note to any Federal Reserve Bank in accordance with Applicable Law.

9.7           Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower.

9.8           Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Investment Manager and the Lender.

(b)       Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Lender and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii)       the Lender may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Related Party of the Lender for any Liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

9.9           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10         Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11         GOVERNING LAW.       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK.

9.12         Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the County of New York, in the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right of any party hereto to effect service of process in any other manner permitted by law or shall limit the right of any party hereto to sue in any other jurisdiction; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

9.13         Acknowledgments. The Borrower hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)       the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between Borrower and the Lender.

9.14         WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15         Waiver of Conflicts; Confidentiality; Integration. (a) The Borrower acknowledges that the Lender and its affiliates (collectively, the “Bank Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Bank Parties will not use Confidential Information obtained from the Borrower by virtue of the transactions contemplated by this Agreement or their other relationships with the Borrower in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not furnish any such Confidential Information to other companies. The Borrower also acknowledge that no Bank Party has any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Borrower, confidential information obtained from other companies.

(b)       For purposes of this Section, “Confidential Information” shall mean all information received from the Borrower or Investment Manager relating to any of them or their business, other than any such information, that is available to the Lender on a nonconfidential basis other than as a result of a breach of this Agreement. The Lender agrees to maintain the confidentiality of, and not to use the Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, agents, and service providers, including, without limitation, accountants, legal counsel and other advisors for purposes relating to the transactions contemplated by this Agreement or for conducting legitimate audits (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will have agreed to keep such Confidential Information confidential), (ii) to the extent requested by any legal, regulatory or self-regulatory authority having or claiming jurisdiction over such Person, (iii) to the extent required by Applicable Laws or by any subpoena or similar legal process, (iv) to any other party to this Agreement for purposes relating to the transactions contemplated hereby, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this subsection, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights under this Agreement, (vii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (vii) with the written consent of the Borrower. Any person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

(c)       This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.16         Non-Recourse. The Lender hereby agrees for the benefit of the Investment Manager and each and every shareholder, trustee, director and officer of the Investment Manager, the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such shareholder, Trustee, director and officer (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under this Agreement or any Loan Document or any other instrument or document delivered pursuant hereto or thereto (except, in the case of any shareholder, to the extent of its investment in the Borrower); (b) no claim against any Non-Recourse Person may be made for any obligation of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for payment of principal of, or interest on, the Loans or for any fees, expense, or other amounts payable by the Borrower hereunder or thereunder, or otherwise; and (c) the obligations of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto are enforceable solely against the Borrower and its properties and assets.

9.17         PATRIOT Act. (a) The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower will provide such information promptly upon the request of the Lender.

(b)       Additionally, the Borrower will provide such information and documentation as reasonably requested by the Lender from time to time for purposes of compliance with the Beneficial Ownership Regulation.

(c)       The Borrower will provide promptly such additional financial and other information as the Lender may from time to time reasonably request in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies, including, without limitation, with respect to Borrower’s Subsidiaries, which in the case of Unrestricted Subsidiaries is obtainable by the Borrower using commercially reasonable efforts.

9.18         Reserved.

9.19         Lender Representation. The Lender hereby represents and warrants to the Borrower that it is an Eligible Lender. The Lender will promptly notify the Borrower if it is no longer an Eligible Lender.

[Remainder of page intentionally blank; signature pages follow.]

EXHIBIT 2.5(b)

FORM OF NOTE

New York, New York
$__________________	_____ __. 20__

FOR VALUE RECEIVED, KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Borrower”), hereby unconditionally promises to pay to the order of __________________________, at the office of the Lender (the “Lender”) under the Loan Agreement, as hereinafter, in lawful money of the United States of America and in immediately available funds, on the Maturity Date the principal amount of (a) _________________ DOLLARS ($______), or, if less (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Loan Agreement, as hereinafter defined.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the Closing Date at the applicable rates per annum set forth in Section 2.7 of the Loan Agreement referred to below until any such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise), and thereafter on such overdue amount at the rate per annum set forth in Section 2.7(c) of the Loan Agreement until paid in full (both before and after judgment). Interest shall be payable in arrears on each applicable Interest Payment Date, commencing on the first such date to occur after the date hereof and terminating upon payment (including prepayment) in full of the unpaid principal amount hereof; provided that interest accruing on any overdue amount shall be payable on demand.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof the date, Type and amount of each Loan made by the Lender to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, in each case pursuant to the Loan Agreement. Each such endorsement shall constitute prima  facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Loan Agreement, dated as of August 6, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between the Borrower and the Lender, (b) is subject to the provisions of the Loan Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Loan Agreement.

Upon the occurrence of one or more Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Ex. 2.5(b)-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

By:
Name:
Title:

Ex. 2.5(b)-2

Schedule A to Note

LOANS AND REPAYMENTS OF LOANS

DATE	TYPE OF LOAN	AMOUNT OF LOANS	AMOUNT OF PRINCIPAL OF LOANS REPAID	UNPAID PRINCIPAL BALANCE OF LOANS	NOTATION MADE BY

Ex. 2.5(b)-3

EXHIBIT 9.6(c)

[Form of] ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan Agreement (the “Loan Agreement”) dated as of August 6, 2021, between KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION (“SMBC” or the “Lender”).

1.       The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement.

2.       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to or in any connection with the Loan Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or any other obligor or the performance or observance by the Borrower, or any other obligor of any of their respective obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest.

3.       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (d) agrees that it will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender including, without limitation, its obligation pursuant to Section 2.11(b) of the Loan Agreement.

4.       The effective date of this Assignment and Acceptance shall be _________ (the “Effective Date”).

6.       From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

7.       This Assignment and Acceptance shall be governed by and construed in accordance with the substantive laws of the State of New York.

Ex. 9.6(c)-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Ex. 9.6(c)-2

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

RELATING TO THE LOAN AGREEMENT

DATED AS OF AUGUST 6, 2021

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal

Amount Assigned

$__________

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

Accepted and Consented To:

[BORROWER (If Required)]

By:
Name:
Title:

Ex. 9.6(c)-3